Exhibit 10.5

Government Procurement Contract

Project Name: Information Engineering in the Upgraded Reconstruction Project for the Comprehensive Bonded Zone of Chenzhou Export Processing Area

Commissioning (Party A): Chenzhou High-tech Investment Holding Co., Ltd

Commissioned Party (Party B): Zhuhai PowerBridge Technology Co., Ltd

Signature Date: September 22, 2017

Signature Address: Chenzhou High-tech Zone

Period of Validity: ________________

Commissioning (Party A): Chenzhou High-tech Investment Holding Co., Ltd

Address: Bailutang Town, Suxian District, Chenzhou City, Hunan

Legal Representative: ____________________

Project Contact Person: Wang Xingwen

Contact information: 136-1735-1136

E-mail: 649264514@qq.com

Correspondence Address: Bailutang Town, Suxian District, Chenzhou City, Hunan

Telephone: 0735-2654886 Fax: __________

Commissioned Party (Party B): Zhuhai PowerBridge Technology Co., Ltd

Address: Floor D-1, Southern Software Park, No. 1, Software Park Road, Tangjiawan, Zhuhai

Legal Representative: BAN LOR

Project Contact Person: Du Zhi

Contact information: 13647416512

E-mail: Zhidu@powerbridge.com

Correspondence Address: Floor D-1, Southern Software Park, No. 1, Software Park Road, Tangjiawan, Zhuhai

Telephone: 0756-3395666 Fax: 0756-3395667

Service Hotline: 400-885-4114

Bank Name: Bank of Communications Zhuhai Branch Xiangzhou Sub-branch

Account Name: Zhuhai PowerBridge Technology Co., Ltd

Bank Account: 444000091018000745538

After the government procurement tender procedure, Party A accepts the bid Party B for the project and determines Party B as the construction unit for the Information Engineering in the Upgraded Reconstruction Project for the Comprehensive Bonded Zone of Chenzhou Export Processing Area. In accordance with the Contract Law of the People's Republic of China, the Copyright Law of the People's Republic of China and other relevant laws and rules, and on the basis of consensus reached through full consultations in the principle of mutual understanding and equal cooperation, Party A and Party B come to agreement for relevant affairs about the Project and hereby authorize their respective representatives to sign the Contract (hereinafter short for “the Contract) with below terms and conditions.

1	Procurement Scope and Content

1.1	Procurement Name: Party B shall supply deliverables in the Information Engineering in the Upgraded Reconstruction Project for the Comprehensive Bonded Zone of Chenzhou Export Processing Area (refer to the Project Equipment List for detailed information) As for the detailed information about the final software and hardware list, Party B shall investigate and analyze the demands of Party A according to the actual requirements of the Project after the kick-off of the Project. Both parties shall work together to confirm the software functions, hardware facilities, hardware configuration and service items and perform supplements and improvement for relevant Schedules of the Contract like technical specification. Upon the confirmation of Customs, inspection and quarantine department and other relevant acceptance check authorities, Party A and Party B shall then sign to confirm the final version of Project Equipment List and Software Function Confirmation Letter to guarantee that the project could reach the acceptance requirements of Changsha Customs, State Administration for Entry-Exit Inspection and other relevant authorities.

1.2	In the event that the purchasing quantity in the Project Equipment List and Software Function Confirmation Letter confirmed by Customs, inspection and quarantine department and other relevant acceptance check authorities is not consistent with the actual use quantity, Party A will negotiate with Party B to sign a supplementary contract without making any changes to other terms and conditions of the Contract. Party B shall supply goods according to the actual use quantity of the Project. Both parties shall calculate the final settlement amount according to the actual use quantity or actual engineering quantity of the Project. The final amount determined should not be 10% higher than the bidding price.

1.3	Equipment procurement content: overall construction and development and application of relevant software (including the purchasing of materials and equipment, installation and commissioning); purchasing, installation and commission for equipment in basic equipment engineering; purchasing, installation and commissioning of safety prevention engineering equipment; purchasing and construction of equipment and materials in smart card port works; purchasing and installation of hardware for application system engineering.

2	Contract Price

No.	Item Contents	Price (Yuan)
6	Hardware equipment procurement	¥15,269,100.00
2.	Software development and technical service fee	¥7,096,900.00
Total Contract Amount: RMB Twenty-two Million Three Hundred and Sixty-six Thousand Yuan in Total		¥22,366,000.00

3	Delivery Requirements

3.1    Date of Delivery: reach the acceptance criteria within 60 days after the distribution date of the Letter of Acceptance

3.2    Place of Delivery: place designated by the Owner.

3.3    Delivery method: On-site construction and training

3.4    Delivery Requirements: subject to the acceptance results of Changsha Customs, State Administration for Entry-Exit Inspection and other relevant authorities.

4	Quality Guarantee Deposit for the Project

4.1	After the acceptance of the Project, the amount equivalent with 5% of the contract amount will be used as the quality guarantee deposit. Upon the maturity of the warranty period, Party A shall refund the corresponding amount to Party B according to terms and conditions of the Contract.

5	Quality Assurance and After-sales Services

5.1	Warranty Period:

Party B shall provide the free warranty period of one year, commencing from official acceptance of relevant joint-acceptance check units like Customs.

5.2	In the warranty period, Party B shall assume quality assurance liabilities for all software and hardware supplied by it, without any additional charge to Party A.

5.3	In the event that any software and hardware supplied by Party B has any quality problems in the using process, Party B shall provide response to Party A within 8 hours upon the receiving of the fault notice. In case of necessity in the belief of Party A, Party B shall come to the site to resolve such quality issues.

5.4	In the warranty period, Party B is responsible for repairing errors in the software system, through software patch.

5.5	In purchasing any components, Party B shall require the supplier to provide and same warranty period and supply spare parts and professional repair services at favorable prices. In case of any fault of the system due to quality defects of system hardware, Party B shall take charge of the maintenance, repair and technical supports. If required, Party B shall contact the manufacturer to repair or replace the corresponding parts. Non-intentional damages and damage arising in the normal using scope should be repaired for free. No separate expense should be charged for such services.

5.6	Within the scope of the bidding documents, if Party A believes that the hardware purchased by Party B does not meet the technical requirements of Party A, both parties shall negotiate with each other according to the actual situations and handle according to below methods:

(1)	Replace: Party B shall bear all expenses incurred;
(2)	Handle at depreciated value: both parties shall negotiate to determine the price;
(3)	Reject the products: if the quality of the hardware still fails to reach the requirements of Party A after the efforts of Party B and its suppliers, Party A shall provide a written notice and describe the reasons if it would like to reject the product. Upon the agreement of Party B, Party A could require Party B to refund the corresponding amount. In such cases, Party A could also require Party B to undertake all relevant direct expenses (transportation expenses, insurance expense, inspection expenses, interest of the contract price, banking service charges and so forth).

5.7	Party B’s failure in fulfilling the above obligations in the warranty period would be deemed as breach of contract. In such cases, Party A shall also have the right to investigate Party B's relevant responsibilities.

5.8	After-sales maintenance period shall commence upon the completion of the platform construction. Both parties shall negotiate and sign a project maintenance service agreement one month before the maturity of the warranty period. The annual maintenance fee is subject to the accumulated service amount. To facilitate Party B in providing professional services, the specific service responsibilities and service scope shall be defined in the agreement reached through friendly negotiation.

6	Payment Stages
No.	Payment Basis and Date	Amount (Yuan)
1	Pay 30% of the total contract amount within five working days upon the signature of the Contract.;	¥6,709,800.00
2.	Pay 20% of the total contract amount within 5 working days upon the receiving of the payment request from Party B after 80% of the equipment has arrived at the site	¥4,473,200.00
3	Pay 20% of the total contract amount within 5 working days upon the receiving of the payment request from Party B after the Project passes the official acceptance of Customs and other joint-acceptance check unit	¥4,473,200.00
4	Pay the amount to reach 95% of the fiscal audited amount within 5 working days upon the receiving of the payment request from Party B after the completion of the fiscal audit	¥5,591,500.00 (estimated)
5	Pay the balance within 5 working days upon the receiving of the maturity of the warranty period after the Project passes the official acceptance of Customs and other joint-acceptance check unit	¥1,118,300.00 (estimated)
Total	In Capital: RMB Twenty-two Million Three Hundred and Sixty-six Thousand Yuan in Total	¥22,366,000.00

7	Responsibilities and Obligations of Party B

7.1    Work contents to be jointly undertaken by Party A and Party B:

(1)	The Project shall be completed under the cooperation of both parties. Both parties shall constitute a project management team. Party A and Party B shall designate their respective project responsible person to participate in the whole process of the platform construction and assume the corresponding responsibilities associated with the Project.
(2)	Complete the investigation and analysis for the project demands and the overall planning and design of the Project, and confirm the Project Equipment List and Software Function Confirmation Letter.
(3)	All critical items of the Project should be communicated between both parties in written. All amendments and supplement about the Project should be confirmed by both parties in written.
(4)	Complete the preparation of working plan and objectives for various stages, confirmation for the completed tasks, and the acceptance check and final confirmation of software and hardware.

7.2    Work contents to be undertaken by Party A:

(1)	Party A shall designate responsible person for the Project to take charge of coordinating resources of party A and relevant third parties (including users of the platform) to cooperate with Party B in implementing relevant project work, providing the basic environment and required conditions for the implementation of the Project, and performing confirmation and making timely decisions for specific events of the Project on behalf of Party A. Party B will take the information and decision-making opinions provided by project manager of Party A as the basis for the implementation of the Platform. Party A shall be liable for the data, information materials and decision-making opinions of its project manager, and assume the relevant responsibilities and consequence of its decisions.
(2)	Take charge of the management of the platform project, organize personnel of relevant departments in participating in the project, and maintain the relationship with the governmental authorities and relevant supervision departments.
(3)	Take charge of checking, supervising and accepting the delivery of software and hardware in various stages, and completing the acceptance check of the platform.

7.3    Work contents to be undertaken by Party B:

(1)	Perform Party B's duties and responsibilities in accordance with the project plan and project objectives.
(2)	Conduct a detailed investigation for the platform demands of of Party A, provide implementation proposal for the construction of the platform, which shall be taken as the guiding document of the project construction after final confirmation of both parties.
(3)	Provide hardware facilities and equipment required by the platform, set up the network system, construct the computer room and guarantee the application and sound operation of the platform.
(4)	Take charge of the technological research and development of the platform and development of corresponding applications, arrange tests, provide startup services, on-line operation services, system initialization services and technical supports, and arrange training programs about software application to personnel of Party A, and provide professional implementation and services.

8	Property Rights

8.1	Party B guarantees that the software and hardware provided will not infringe the patent, trademark or copyright of any third party.

8.2	The intellectual property rights in the final result of the customized software commissioned by Party A to Party B in this contract shall be jointly owned by Party A and Party B. Technical achievements and intellectual property rights already owned by Party B before undertaking the Project are exceptional to the above provisions. Party A shall have the permanent use right of the Project.

9	Technical Materials

9.1    Within the scope of the Contract, Party A will provide Party B with the relevant technical requirements about the goods to be purchased.

9.2    Party B shall provide Party A with relevant technical materials for the use of the goods within the time specified in the procurement documents.

9.3	Without the prior written consent of both parties, neither party may provide clauses, specification, plan, drawings, samples or materials of the Contract or in connection with the Contract provided by the other party to any person irrelevant with the performance of the Contract. In the event of disclosure made to personnel in connection the performance of the Contract, Party B shall still fulfill the confidentiality obligation and limit such disclosure within the necessity for the performance of the Contract.

10	Collaboration Matters at Various Stages of the Project

10.1 Methods for Equipment Delivery, Installation and Commissioning, System Deployment and Project Acceptance Check

1)	Equipment Delivery

²	Party B shall, before shipment of the goods, request the supplier to provide packages that could meet the requirements about the transportation, moisture resistance, shock resistance, rust prevention and damage prevention in loading and unloading and so forth for the goods to ensure the goods could be delivered to the designated place of Party A in a intact and safe manner.
²	Party B shall require its suppliers to deliver the user manual, quality certificate, warranty documents, accompanied parts and tools and list of the goods together with the goods. Party B shall submit equipment delivery list and relevant documents to Party A.

²	Party B shall inform Party A 24 hours before the arrival of the goods at designated place of Party A to ensure Party A has sufficient time to arrange the acceptance of the equipment. Party B shall also inform the arrival of the goods to Party A. Party B shall be liable for the risks arising before the goods are delivered to Party A.
²	Party A shall, within five working days, carry out arrival inspection, confirmation and receipt signature for the equipment delivered by Party B according to relevant regulations. In the event that the appearance and specification of the goods fails to conform to relevant requirements or Party A has any objections to quality of the goods, Party A shall issue a written notice to Party B within five working days upon the arrival of the goods. In such cases, Party B shall handle and feedback to Party A in time. No refusal and delay are permitted. The absence of written objection notice would be deemed as completion of the equipment delivery.

2)	Installation and Commissioning of Equipment:

²	Within the scope of the terms and conditions of this contract, Party B shall arrange installation and commissioning for the equipment according to designated requirements of Party A, and submit equipment delivery list and relevant documents to Party A.
²	Party A shall make fundamental environment and required conditions for the installation of the equipment in time.
²	Party A shall confirm the equipment deployed by Party B within five working days. In case of any objections to equipment deployed by Party A, Party A shall, within five working days,. Issue a written notice to Party B. In such cases, party B shall arrange amendment and improvement for the installation and deployment of the equipment. No delay or refusal of Party B would be accepted. The absence of written objection notice would be deemed as completion of the equipment installation and commissioning.

3)	System Deployment:

²	In accordance with the terms and conditions of this contract, Party B shall arrange installation and deployment of the system according to designated requirements of Party A, and submit equipment delivery list and relevant documents to Party A.
²	Party A shall confirm the software functions deployed by Party B within five working days. In case Party A has any objections to the software system installed and deployed by Party B, Party A shall, within five working days, issue a written notice to Party B. In such cases, Party A could require Party B to arrange amendment and improvement for the software functions. No delay or refusal of Party B would be accepted. The absence of written objection notice from party A would be deemed as completion of the deployment for the system.

4)	Acceptance Check of the Project

²	As the final stage of project construction, project acceptance will be initiated after Party B completes equipment delivery, equipment installation and commissioning, software system deployment and trial operation. Party A organizes relevant personnel to perform acceptance check for the overall operation status of the Project.
²	On the basis of the scope and commitments described in the tender and bid documents of the Project, and the specification documents, technical indicators, quality indicators and other Project information in the Project Equipment List and Software Function Confirmation Letter confirmed by both parties, Party B shall prepare relevant acceptance check documents for the Project according to technical requirements of Party A and regulations in applicable national standard or industry standard. These acceptance check documents should be submitted to Party A, who would take them as the basis for the acceptance check of the Project.
²	At the time of acceptance check, both Party A and Party B should present at the site. Acceptance check result report should be issued upon the completion of the acceptance check, which shall be confirmed by signatures and seals of both parties.
²	Party B shall arrange professional training for Party A. Party A shall arrange and organize its personnel to participate in professional training programs arranged by Party B. The training contents shall cover the application, maintenance and operation of the system.

5) Subject to the acceptance results of Changsha Customs, State Administration for Entry-Exit Inspection and other relevant authorities.

11	Liabilities for Breach of Contract

11.1	Within the scope of the Contract, Party B shall supply goods in accordance with the Project Equipment List and Software Function Confirmation Letter. Party A’s rejection of goods without any just cause and written rejection notice would be deemed as Party A’s breach of contract. In such cases, Party A shall pay liquidated damage at the amount of 5% of the value of the goods rejected.

11.2	After completing any staged work specified in the Contract, Party B shall send an official notice to Party A. If Party A fails to pay any contract price to Party B without any reasonable cause, Party A shall pay the liquidated damage at the amount equivalent with 0.05% of the overdue amount for each day delayed. In case the overdue period is more than 20 working days, Party A would be deemed as breach of contract. In case of breach of contract of Party A, Party A shall pay Party B a liquidated damage at the amount of 5% of the total contract value. If Party B's loss exceeds the liquidated damages, Party A shall continue undertaking the compensation liability.

11.3	In the event that Party A fails to provide the basic facilities and required conditions for the installation of the equipment and system, or fails to settle the contract payment in time and in full amount according to terms and conditions of the Contract, Party A shall be liable for relevant liabilities and consequences, including loss of Party B arising from delay in the project progress caused by such failure of Party A.

11.4	In the event that Party B fails to deliver goods on time for reasons other than fault of Party A, Party B shall pay liquidated damage at the amount of 0.05% of the amount of the delayed goods. Party B would be deemed as breach of contract if it fails to deliver the goods for more than 20 working days after the due date specified in the Contract. In case Party B has such behaviors in breach of contract, Party B shall pay Party A a liquidated damage at the amount of 5% of the total contract amount.

11.5	If the variety, model, specification, technical parameters and quality of goods delivered by Party B fail to conform to provisions of the Contract and standards specified in the Goods Demand List of the tender document, Party A has the right to reject the goods. If Party B agrees to replace the goods but delays in the delivery, Party A would handle according to provisions about delay in delivery. In case Party B refuses replacing goods, Party A has the right to terminate the Contract without the consent of Party A. Written notices should be used in such process as basis.

12	Handling of Force Majeure Events

12.1	In the term of the Contract, the performance period could be postponed if either party fails to perform the Contract due to the occurrence of any force majeure event. The period postponed should be same with the influencing period of the force majeure event.

12.2	After the occurrence of such event, the affecting party shall inform the other party immediately, and send certificate issued by relevant authorities.

12.3	If the force majeure event continues for more than 120 days, both parties shall make decision about whether to continue performing the Contract through friendly negotiation.

13	Supplementary Rules

13.1	Any dispute in connection with the Contract or relevant affairs should be first settled through friendly negotiation. In case no consensus could be reached through negotiation, the dispute should be submitted to the People’s Court at the place of Party A for judgment.

13.2 Without the consent of Party B, Party A shall transfer any rights and obligations under the Contract to any third party.

13.3 Modifications and changes to the Contract: Both parties can only amend the Contract through written document signed by both parties.

13.4 The Contract shall become effective after the signature of the legal representatives or authorized representatives and official seals of both parties.

13.5 Any unmentioned affairs of the Contract should be implemented according relevant clauses in the Contract Law of the People’s Republic of China.

13.6 The Contract should be made out in six copies, each party shall keep three copies, all of which shall have same legal force.

14	2. Schedule of the Contract

Schedule: Project Equipment List

Commissioning Party (Party A): (Seal)
of Legal Representative or Authorized Representative: (Signature)
Correspondence Address:
Contact information:
E-mail:

Commissioned Party (Party B): (Seal)
Correspondence Address: Floor D-1, Southern Software Park, No. 1, Software Park Road, Tangjiawan, Zhuhai
Legal Representative: BAN LOR
Project Contact Person: Du Zhi
Telephone: 13647416512
E-mail: zhidu@powerbridge.com
Phone: 0756-3395666 Fax: 0756-3395667
Service Hotline: 400-885-4114
Bank Name: Bank of Communications Zhuhai Branch Xiangzhou Sub-branch
Account Name: Zhuhai PowerBridge Technology Co., Ltd
Account No.: 444000091018000745538